Exhibit 21
                 SUBSIDIARIES OF ANNTAYLOR STORES CORPORATION






           AnnTaylor, Inc., a Delaware corporation
           AnnTaylor Sourcing Far East Ltd.
           AnnTaylor Travel, Inc., a Delaware corporation
           AnnTaylor Distribution Services, Inc., a Delaware corporation AnnTaylor Retail, Inc., a Delaware corporation
           Annco, Inc., a Delaware corporation